Exhibit 5.1

Opinion of Jonathan Ram Dariyanani, Esq.



[Jonathan Ram Dariyanani, Attorney At Law Letterhead]



July 2, 2004


Benacquista Galleries, Inc.
15208 Jarrettsville Pike
Monkton, Maryland 21111

Ladies and Gentlemen:

We have acted as counsel to Benacquista Galleries, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act") of 1,004,100 shares of the Company's common stock, $.001 par value per share which were previously issued by the Company (the "Resale Shares") and up to 1,000,000 shares of the Company's common stock, $0.001 par value per share, issuable upon the exercise of common stock purchase warrants (the "Warrant Shares"). Together the Resale Shares and Warrant Shares shall be known as the "Shares." This opinion is delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the 1933 Act in connection with the Registration Statement on Form SB-2, Registration Number333-104132, including all pre-effective and post-effective amendments thereto (the "Registration Statement") for the resale of the Common Stock, filed with the Securities and Exchange (the "Commission") under the 1933 Act.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

 In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Nevada, including the statutory provisions, the rules and regulations underlying those provisions, including judicial and regulatory determinations and all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing, it is our opinion that the Warrant Shares have been duly authorized, and, upon issuance, delivery and payment there for in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable. It is our opinion that the Resale Shares have been duly authorized, validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Interest of Named Experts and Counsel" in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Jonathan Ram Dariyanani, Esq.
Jonathan Ram Dariyanani